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                                                                    EXHIBIT 22


                        SUBSIDIARIES OF THE REGISTRANT


Subsidiary                                      State of Incorporation
- ----------                                      ----------------------
Agricultural Products, Inc.                     California
Manchester Plastics Co., Inc.                   California
Ny-Glass Plastics, Inc.                         California